As filed with the Securities and Exchange Commission on October 7, 2005
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

AVALON PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or Organization)	52-2209310 (I.R.S. Employer Identification No.

20358 Seneca Meadows Parkway, Germantown, Maryland (Address of Principal Executive Offices)	20876 (Zip Code)
Avalon Pharmaceuticals, Inc. Amended and Restated 1999 Stock Plan
Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan
(Full titles of the plans)
Kenneth C. Carter,
President and Chief Executive Officer
Avalon Pharmaceuticals, Inc.
20358 Seneca Meadows Parkway
Germantown, Maryland 20876
(Name and address of agent for service)
(301) 556-9900
(Telephone number, including area code, of agent for service)
Copy to:
Michael J. Silver
Hogan & Hartson L.L.P.
111 South Calvert Street, 16th Floor
Baltimore, Maryland 21202
Telephone: (410) 659-2700
Telecopy: (410) 539-6981
CALCULATION OF REGISTRATION FEE

Title of securities	Amount to be	Proposed maximum	Proposed maximum		Amount of
to be registered	registered(1)	offering price per share	aggregate offering price		registration fee
Common Stock, par value $0.01 per share	546,123 Shares(2)	$2.99 (3)	$1,632,908	(3)	$193
Common Stock, par value $0.01	989,738 Shares (4)	$9.00	$8,907,642	(5)	$1,049
Total	1,535,861 Shares	N/A	$10,540,550		$1,242

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock which become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)	Represents shares of Common stock reserved for issuance upon the exercise of outstanding options granted under Avalon Pharmaceuticals, Inc. Amended and Restated 1999 Stock Plan (“1999 Plan”).

(3)	Estimated pursuant to Rule 457(h) solely for purposes of calculating the maximum aggregate offering price and the amount of the registration fee for the 546,123 shares reserved for issuance under the 1999 Plan. The proposed maximum aggregate offering price per share and proposed maximum aggregate offering price for the 546,123 shares of Common Stock reserved for future issuance upon the exercise of options outstanding under the 1999 Plan are calculated using a weighted average exercise price for such shares of $2.99 per share.

(4)	Represents 989,738 shares of Common Stock reserved for issuance for future grants under Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan (“2005 Plan”).

(5)	This estimate is made pursuant to Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee, and is based on the average of the high and low prices reported for the shares on The Nasdaq National Market on October 3, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, which have been filed by Avalon Pharmaceuticals, Inc. (the “Company”) with the Commission, are incorporated in this Registration Statement by reference:
     (a) The Company’s Prospectus, dated September 29, 2005, filed pursuant to Rule 424(b) of the Securities Act, which relates to the Company’s Registration Statement on Form S-1 (Registration No. 333-124565) (as amended and including exhibits, the “S-1 Registration Statement”).
     (b) The description of the Company’s common stock, par value $0.01 per share, included under the caption “Description of Securities” in the Prospectus forming a part of the S-1 Registration Statement, which description has been incorporated by reference in Item 1 of the Company’s Registration Statement on Form 8-A, filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 27, 2005, including any amendment or report filed for the purpose of updating such description.
     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 102 of the Delaware General Corporation Law, or DGCL, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the DGCL provides, among other things, that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding — other than an action by or in the right of the Registrant — by reason of the fact that the person is or was a director, officer, agent, or employee of the Registrant, or is or was serving at our request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding or (b) if such person acting in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the Registrant, and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the Registrant as well but only to the extent of defense expenses, including attorneys’ fees but excluding amounts paid in settlement, actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of liability to the Registrant, unless the court believes that in light of all the circumstances indemnification should apply.
     Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.
     Our Amended and Restated Certificate of Incorporation and our Amended and Restated Bylaws provide that we shall indemnify our directors, officers, employees and agents to the maximum extent permitted by Delaware Law. We have entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our amended and restated certificate of incorporation and our amended and restated bylaws. These agreements, among other things, provide that we will indemnify our directors and executive officers for any and all expenses, including attorneys’ fees, judgments, witness fees, fines, and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers, or any of our subsidiaries or affiliates or any other company or enterprise to which the person provides services at our request. We also have purchased a policy of directors’ and officers’ liability insurance. These indemnification provisions and the indemnification agreements may be sufficiently broad to permit indemnification of our officers and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the attached Exhibit Index, which is incorporated by reference herein.
Item 9. Undertakings.
     (a) The undersigned registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Montgomery, State of Maryland, on October 7, 2005.

AVALON PHARMACEUTICALS, INC.

By:	/s/ Kenneth C. Carter

Name: Kenneth C. Carter, Ph.D.
Title: President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kenneth C. Carter, Gary Lessing and Thomas G. David and each of them his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director and/or officer) to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on October 7, 2005.

Signature	Title

/s/ Kenneth C. Carter, Ph.D.	President, Chief Executive Officer and Director (Principal Executive Officer)
Kenneth C. Carter, Ph.D.

/s/ Gary Lessing	Chief Financial Officer (Principal Financial Officer)
Gary Lessing

/s/ Glen Farmer	Controller (Principal Accounting Officer)
Glen Farmer

/s/ Michael R. Kurman, M.D.	Director
Michael R. Kurman, M.D.

/s/ Bradley G. Lorimier	Director
Bradley G. Lorimier

/s/ Ivor Royston, M.D.	Director
Ivor Royston, M.D.

/s/ William A. Scott, Ph.D.	Director
William A. Scott, Ph.D.

/s/ Patrick Van Beneden	Director
Patrick Van Beneden

/s/ Alan G. Walton, Ph.D., D.Sc.	Chairman of the Board of Directors
Alan G. Walton, Ph.D., D.Sc.

/s/ Raymond J. Whitaker, Ph.D.	Director
Raymond J. Whitaker, Ph.D.

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Specimen Common Stock Certificate, incorporated by reference to Exhibit 4.1 of the Registrant’s S-1 Registration Statement.

10.1	Avalon Pharmaceuticals, Inc. Amended and Restated 1999 Stock Plan, as of October 15, 2001, as amended, incorporated by reference to Exhibit 10.13 of the Registrant’s S-1 Registration Statement.

10.2	Form of Non-qualified Stock Option Agreement — $.20 per share, incorporated by reference to Exhibit 10.13 of the Registrant’s S-1 Registration Statement.

10.3	Form of Non-qualified Stock Option Agreement — $.40 per share, incorporated by reference to Exhibit 10.14 of the Registrant’s S-1 Registration Statement.

10.4	Form of Incentive Stock Option Agreement — $.20 per share, incorporated by reference to Exhibit 10.15 of the Registrant’s S-1 Registration Statement.

10.5	Form of Incentive Stock Option Agreement — $.40 per share, incorporated by reference to Exhibit 10.16 of the Registrant’s S-1 Registration Statement.

10.6	First Amendment to Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.17 of the Registrant’s S-1 Registration Statement.

10.7	Second Amendment to Form of Incentive Stock Option Agreement, incorporated by reference to Exhibit 10.18 of the Registrant’s S-1 Registration Statement.

10.8	Avalon Pharmaceuticals, Inc. 2005 Omnibus Long-Term Incentive Plan, incorporated by reference to Exhibit 10.43 of the Registrant’s S-1 Registration Statement.

5.1	Opinion of Hogan & Hartson L.L.P.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hogan & Hartson, L.L.P. (included in Exhibit 5.1)

24.1	Powers of Attorney (included in Part II)